Exhibit 5.20

Crowley Fleck, PLLP

490 North 31st Street

P.O. Box 2529

Billings, MT 59103-2529

Ph: 406.252-3441

Fx: 406.252-3181

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special counsel for the State of Wyoming to CHS/Community Health Systems, Inc. (the “Company”) and the Guarantor (as defined below), organized and existing under the laws of the State of Wyoming, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the entity set forth on Schedule I attached hereto (the subsidiary guarantor set forth on Schedule I attached hereto being referred to herein as the “Guarantor”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantor. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

September 17, 2014

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

MATERIALS EXAMINED

In connection with this opinion letter, we have examined the following documents:

(i) the Articles of Incorporation and Bylaws of Evanston Hospital Corporation;

(ii) the certificate with respect to various factual matters signed by an officer of the Guarantor and dated the date of this opinion;

(iii) the Certificate of Existence for Evanston Hospital Corporation issued by the Wyoming Secretary of State dated August 26, 2014;

(iv) the Secured Notes Registration Rights Agreement;

(v) the Unsecured Notes Registration Rights Agreement;

(vi) the Secured Notes Indenture;

(vii) the Unsecured Notes Indenture;

(viii) the forms of Exchange Notes;

(ix) the Registration Statement; and

(x) the prospectus contained within the Registration Statement (the “Prospectus”).

The documents identified in items (i) through (x) above may be referred to herein as the “Transaction Documents,” and the documents identified in items (i) through (iii) above may be referred to herein as the “Corporate Documents”.

September 17, 2014

ASSUMPTIONS

With your permission, in rendering our opinions herein, we have relied with respect to factual matters, upon the Transaction Documents, certificates of public officials, accuracy of the public record, and statements of the officers and directors of the Guarantor, without independent verification with respect to the accuracy of such factual matters. We have made no independent investigation of any statements, warranties and representations made by any party to the Transaction Documents or related matters. With the exception of the Corporate Documents, we have not examined the books and records of the Guarantor.

For purposes of this Opinion, we have assumed, with your approval and without independent investigation, the following:

a. There have been no resolutions, amendments, substitutions, replacements, or restatements of, or otherwise relating to, the Corporate Documents.

b. No fraud, mistake, undue influence, duress or criminal activity exists with respect to the Transaction Documents or any of the matters relevant to the opinions rendered herein.

c. The genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic, original documents of all documents submitted to us as copies, the due authority of the parties executing such documents, and the legal capacity of natural persons executing such documents.

d. The factual matters upon which we have relied, including, without limitation, any representations and warranties contained in the Transaction Documents, are true and correct.

OPINION

Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we express the following Opinions:

Opinion 1. The Guarantor is validly existing and in good standing under the laws of the State of Wyoming.

Opinion 2. The Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

Opinion 3. The execution and delivery by the Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by the Guarantor.

LIMITATIONS AND QUALIFICATIONS

The foregoing Opinions are subject to the following limitations, qualifications, and exceptions:

A. The Opinions are limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. This letter is our opinion as to certain legal conclusions specifically set forth herein, and does not and shall not be deemed to be a representation or opinion as to any other matters.

September 17, 2014

B. Our Opinions are limited to the laws of the State of Wyoming existing on the date of this letter, and we assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion. Furthermore, we express no opinion with respect to the compliance with any law, rule or regulation that is a matter of customary practice understood to be covered only when an opinion refers to it expressly. Without limiting the generality of the foregoing, we express no opinion on local or municipal law, anti-trust, environmental, land use, securities, tax, pension, employee benefit, margin, insolvency, anti-terrorism, money laundering, or investment company laws and regulations.

C. Our Opinions are subject to and limited by (1) bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally; (2) fraudulent transfer and fraudulent conveyances laws; and (3) general principals of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

D. This Opinion has been prepared and given in accordance with, and shall be interpreted by, the customary practice of those lawyers licensed to practice law in the State of Wyoming who regularly give opinions of the kind, type and nature as those matters contained herein.

This Opinion is furnished for the benefit of the Company and is not to be quoted in whole or in part or otherwise referred to or disclosed to any person or entity or in any other transaction. Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

CROWLEY FLECK, PLLP

By:	/S/ Alan C. Bryan

Schedule I

Guarantor

Name of Guarantor	State of Organization
Evanston Hospital Corporation	Wyoming